Exhibit 99-1 to 8-K

Dated February 21, 2012

SEACOAST BANKING CORPORATION

OF FLORIDA

NEWS RELEASE

Dennis S. Hudson, III

Chairman and Chief Executive Officer

Seacoast Banking Corporation of Florida

(772) 288-6086

SEACOAST BANKING CORPORATION OF FLORIDA

APPOINTS NEW DIRECTOR

STUART, FL, February 21, 2012 – Seacoast Banking Corporation of Florida (NASDAQ-NM: SBCF), a bank holding company whose principal subsidiary is Seacoast National Bank (the “Bank”), announced today that its board of directors elected Roger O. Goldman as a director of the Company, effective immediately. Mr. Goldman began serving as a director of the Bank in September 2011.

Since 2005, Mr. Goldman has been a director of American Express Bank FSB, a wholly owned subsidiary of American Express Company, and is chairman of their audit and risk committee and a member of their executive committee. Mr. Goldman is also the managing partner of Berkshire Opportunity Fund, which he founded in 2008 to provide financing and mentoring for small businesses in the Northeast.

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Mr. Goldman’s extensive banking experience includes management positions at Citicorp, service as president and CEO of a community bank in California, and EVP in charge of the community banking group of NatWest Bancorp (with $31 billion in assets) where he was responsible for managing all consumer and small business activities. From 1997 to 2000, Mr. Goldman was president and CEO of Global Sourcing Services, LLC, a start-up venture specializing in outsourced marketing services and account acquisition and customer retention programs, which he grew to a substantial size before it was sold. In addition, he previously served on the boards of several public and private corporations, including Minyanville (a new media company), Cyota (an Internet security company), and American Express Centurion Bank where he also served as a member of the audit committee. He is currently the chairman of Lighthouse International, a charitable foundation for the visually impaired which is headquartered in New York, and former chairman of the Juvenile Diabetes Research Foundation.

“Seacoast has a proud and long history of serving our communities – the communities in which we live,” said Dennis S. Hudson, II, Chairman and Chief Executive Officer of Seacoast. “We serve small business, consumers, not-for-profits and municipalities with a grand array of products and services, but with a uniquely local commitment that can only happen when one is headquartered in the same geography as their customers and staff. We are not only in the community, we are OF the community. In that connection Roger, whose whole career has been devoted to community banking and community service, will be a valued member of the Seacoast team.”

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Mr. Goldman commented that, “The world is a scary place for folks today. The economic uncertainty, loss of trust in large institutions of all kinds (whether they be governments, companies, or nongovernmental organizations), rapidly changing and disruptive technologies, and the changing nature of privacy and communications, all have our neighbors asking: who can we trust? I’m delighted to be joining a team of people and an institution that is totally devoted to earning and keeping the trust of our customers, staff, shareholders, and communities by our actions every minute of every day, in everything we do.

Mr. Goldman received his Bachelor’s degree from New York University in Marketing and his Juris Doctorate from the Washington College of Law at American University. He is an emeritus member of the New Jersey bar and former member of the Washington D.C. bar.

Seacoast, with approximately $2.1 billion in assets, is one of the largest independent commercial banking organizations in Florida. Seacoast has 39 offices in South and Central Florida and is headquartered on Florida’s Treasure Coast, which is one of the wealthiest areas in the nation.